EXHIBIT 4.45
Private & confidential
Dated: 15th October, 2010
EFG EUROBANK ERGASIAS S.A.
(as lender)
- and -
GRAND ESMERALDA INC.
(as Borrower)
- and -
NEWLEAD HOLDINGS LTD.
(as Corporate Guarantor)
- and -
NEWLEAD BULKERS S.A.
(as Approved Manager)

FIFTH SUPPLEMENTAL AGREEMENT
in relation to a Loan Agreement
dated 22nd October, 2007
for a loan facility of up to US$32,000,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

THIS AGREEMENT is made this 15th day of October, 2010
B E T W E E N
(1)	EFG EUROBANK ERGASIAS S.A., a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, Piraeus, Greece (the “Bank”, which expression shall include its successors and assignees);

(2)	GRAND ESMERALDA INC., a company incorporated in the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia, and established in Marshall Islands as Foreign Maritime Entity, as borrower (hereinafter called the “Borrower”, which expression shall include its successors in title); and

(3)	NEWLEAD HOLDINGS LTD., a company duly incorporated under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda and listed and trading in the NASDAQ Stock Exchange, New York (hereinafter called the “Corporate Guarantor”, which expression shall include its successors in title); and

(4)	NEWLEAD BULKERS S.A., a company duly incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia and an office established in Greece (83 Akti Miaouli and Flessa Street, GR 185.38 Piraeus) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (the “Approved Manager”, which expression shall include its successors in title);
AND IS SUPPLEMENTAL to:
(i)	a loan agreement dated 22nd October, 2007 made between (1) the Bank and (2) the Borrower and others, as joint and several borrowers (the “Initial Borrowers”), as amended and/or supplemented by:
(a)	a First Supplemental Agreement dated 15th June, 2009 and made between (inter alios) the Bank and the Initial Borrowers (the “First Supplemental Agreement”); and

(b)	a Second Supplemental Agreement dated 28th June, 2010 and made between (inter alios) the Bank and the Initial Borrowers, (the “Second Supplemental Agreement”); and

(c)	a Third Supplemental Agreement dated 9th July, 2010 and made between (inter alios) the Bank and the Borrower, the Corporate Guarantor and the Approved Manager (the “Third Supplemental Agreement”); and

(d)	a Fourth Supplemental Agreement dated 13th August, 2010 and made between (inter alios) the Bank and the Borrower, the Corporate Guarantor and the Approved Manager (the “Fourth Supplemental Agreement”);

on the terms and conditions of which the Bank has advanced to the Initial Borrowers, on a joint and several basis, a loan of up to Thirty two million Dollars ($32,000,000) (the “Loan”) for the purposes therein specified;
(the said Loan Agreement as amended and/or supplemented by the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement and the Fourth Supplemental Agreement is hereinafter called the “Principal Agreement”) (the Principal Agreement as hereby amended and as the same may hereinafter be amended and/or supplemented is hereinafter called the “Loan Agreement”); and
(ii)	a 1992 ISDA Master Agreement dated 22nd October 2007 made between the Initial Borrowers, as Party B and the Bank, as Party A, as amended and/or supplemented by the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement and the Fourth Supplemental Agreement (the “Principal Master Agreement”).
W H E R E A S :
(A)	the Borrower, the Corporate Guarantor and the Approved Manager hereby jointly and severally acknowledge and confirm that (a) the Bank has advanced to the Initial Borrowers, on a joint and several basis, the full amount of the Loan in the principal amount of United States Dollars Thirty two million (US$32,000,000) in one advance and (b) as the date hereof the amount of US$14,790,000 (United States Dollars Fourteen Million Seven Hundred Ninety Thousand) remains outstanding;
(B)	pursuant to a Corporate Guarantee dated 9th July 2010 and granted by the Corporate Guarantor (the “Corporate Guarantee”) the Corporate Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and the performance of all the obligations of the Borrower under the Principal Loan Agreement, the Principal Master Agreement and the Security Documents executed in accordance thereto;
(C)	the Borrower, the Approved Manager and the Corporate Guarantor have requested the Bank to consent to the amendment of the Principal Agreement as set out in Clause 5 hereof and the Bank has agreed so to do conditionally upon terms that (inter alia) the Principal Agreement shall be amended in the manner hereinafter set out.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	Definitions
1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Agreement.
1.2	In addition, in this Agreement the words and expressions specified below shall have the meanings attributed to them below:
“Effective Date” means the 9th July, 2010;
“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented; and
“Master Agreement” means the Principal Master Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented.
1.3	In this Agreement:
(a)	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations;

(b)	clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement;

(c)	references to clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement; and

(d)	all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Principal Agreement.
2.	Representations and warranties
2.1	The Borrower, the Corporate Guarantor and the Approved Manager hereby jointly and severally represent and warrant to the Bank as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Agreement.
2.2	In addition to the above the Borrower, the Approved Manager and the Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date of this Agreement that:

(a)	each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement and this Agreement and has complied with all statutory and other requirements relative to its business;

(b)	all necessary licences, consents and authorities, governmental or otherwise under this Agreement and the Principal Agreement have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

(c)	this Agreement constitutes the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

(d)	the execution and delivery of, and the performance of the provisions of this Agreement do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

(e)	none of the Borrowers and the other Security Parties is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation

(f)	no action, suit or proceeding is pending or threatened against any of the Borrower, the Approved Manager and the Corporate Guarantor or its assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower, the Approved Manager or the Corporate Guarantor; and

(g)	none of the Borrower, the Approved Manager and the Corporate Guarantor is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation;
3.	Agreement of the Bank

The Bank, relying upon each of the representations and warranties set out in clause 2 hereby agree with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in clause 4 to consent to the amendment of the Principal Agreement and the Principal Master Agreement in the manner more particularly set out in clause 5.1.

4.	Conditions

4.1	The agreement of the Bank contained in clause 3.1 shall be expressly subject to the fulfilment of the conditions set out in this clause and further subject to the condition that the Bank shall have received on or before the Effective Date in form and substance satisfactory to the Bank and its legal advisers:
(a)	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the Corporate Guarantor;

(b)	certificates of Incumbency issued by the appropriate officer of each corporate Security Party confirming that:
(i)	the written resolutions adopted on 11th August, 2010 by all the members of the Board of Directors of the Borrower and Minutes of the Extraordinary Meeting of the Shareholders of the Borrower duly convened and held on 11th day of August, 2010;

(ii)	the written resolutions adopted on 10th day of August, 2010 by all the members of the Board of Directors of the Corporate Guarantor; and

(iii)	the Minutes of the Meeting of the Board of Directors of the Approved Manager duly convened and held on 17th day of March, 2010 remain in full force as of the date hereof and have not been amended or rescinded and that the any power of attorney issued by RIDER each corporate Security Party on 10th August, 2010 authorising appropriate officers or attorneys to (inter alia) sign, execute and deliver any supplementary and/or amendatory agreement of the Loan Agreement or other evidence of such approvals and authorisations as shall be acceptable to the Bank;

(c)	all documents evidencing any other necessary action or approvals or consents with respect to this Agreement; and

(d)	such favourable legal opinions from lawyers acceptable to the Bank and its legal advisors on such matters concerning the laws of Bermuda and such other relevant jurisdiction as the Bank shall require.
5.	Variations to the Principal Agreement
5.1	In consideration of the agreement of the Bank contained in clause 3.1, the Borrower, the Approved Manager and the Corporate Guarantor hereby jointly and severally agree with the Bank that (subject to the satisfaction of the conditions precedent contained in clause 4) with effect from the Effective Date, the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

(a)	with effect from 15th October, 2010 the amount of Dollars One million one hundred thirty thousand ($1,130,000) currently standing to the credit of the Retention Account shall be applied (at the Borrower’s request) towards pro-rata reduction of the Balloon Instalment and the outstanding Repayment Instalments, as a result of which the first paragraph of clause 4.1 (Repayment) of the Principal Agreement shall be amended to read as follows (with effect as of the date of such application):

“4.1 Repayment

The Borrower shall and it is expressly undertaken by the Borrower to repay the Loan amounting as of 15th October, 2010 in the principal sum Dollars Thirteen million six hundred sixty thousand ($13,660,000) by:
(a)	fifteen (15) consecutive quarterly repayment instalments (the “Repayment Instalments”), each to be repaid on each of the Repayment Dates, so that the first Repayment Instalment be repaid on the 24th October, 2010 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately proceeding Repayment Date with the last (the 15th) of such Repayment Instalments falling due for payment on the Final Maturity Date; subject to the provisions of this Agreement, the amount of each such Repayment Instalment shall be $525,000 (Five hundred twenty five thousand Dollars; and

(b)	a final balloon instalment of Five million seven hundred eighty five thousand Dollars ($5,785,000) (the “Balloon Instalment”), which shall be repayable together with the last (the 15th) Repayment Instalment on the Final Maturity Date;”;
(b)	with effect from the Effective Date clause 8.1(a) of the Principal Agreement shall be amended to read as follows:
“(a)	Financial Statements: prepare or procure to be prepared and furnished to the Bank, in form and substance satisfactory to the Bank, with (i) annual, audited (by auditors acceptable to the Bank) consolidated financial statements (including balance sheet and profit and loss accounts) of the Group and the Borrower as soon as practicable but not later than 180 days after the end of the financial year to which they relate, prepared in accordance with GAAP (ii) quarterly management accounts of the Corporate Guarantor and (iii) annual cash flow statement of the Borrower within 90 days from the end of each fiscal year;”;
(c)	with effect from the Effective Date clause 8.10(a)(v) of the Principal Agreement shall be amended to read as follows:
“(v)	deliver to the Bank a Compliance Certificate at the same time as the audited financial statements referred to in clause 8.1(a), a certified true copy of the

Compliance Certificate issued and signed by the Corporate Guarantor’s Chief Financial Officer certifying that the covenants contained in clause 5.3 of the Corporate Guarantee are being complied with and providing full calculations supporting such compliance derived from the then latest financial statements of the Group as lodged with the Securities and Exchange Commission of the United States by way of Form 6K/20F, such certificate to be substantially in the form agreed by the Bank set out in Schedule 2.”;
(d)	with effect from the Effective Date definition “EBITDA” in clause 8.11 of the Principal Agreement shall be amended to read as follows:

““EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group before Taxation for such period:
(a)	adjusted to exclude interest receivable and interest payable and other similar income or costs to the extent not already excluded;

(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(c)	after adding back depreciation and amortisation;

(d)	adjusted to exclude any exceptional or extraordinary costs or income; and

(e)	after deducting any profit arising out of the release of any provisions against a liability or charge (excluding in this context the release of any provisions against liabilities or charges relating to exceptional or extraordinary items);”;
(e)	with effect from the Effective Date Schedule 2 of the Principal Agreement shall be amended to read as follows:
“SCHEDULE 2
Form of Compliance Certificate

To:	EFG Eurobank Ergasias S.A.
83 Akti Miaouli and Flessa Street,
Piraeus GR 185 38, Greece
Attention: the Manager

From:	Newlead Holdings Ltd., of Bermuda
c/o Newlead Bulkers S.A.,
83 Akti Miaouli and Flessa Street,
185 38 Piraeus, Greece,

Dated:	[•]

Dear Sirs

Re: US$32,000,000 loan agreement dated 22nd October, 2007 (the “Loan Agreement”) made between (1) Grand Esmeralda Inc. and other (as borrowers) and (2) EFG Eurobank Ergasias S.A. (as lender), as amended from time to time.
1	We refer to the Loan Agreement. This is a Compliance Certificate. Terms defined in the Loan Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We refer to clause 8.11, 8.4(c) and 8.9(b) of the Loan Agreement and hereby certify that:
(1)	Equity Ratio

Requirement: Equity Ratio of not less than [25%] [30%].

Actual Equity Ratio: [ ]

Satisfied [YES] : [NO]

(2)	Minimum Liquidity of the Group

Actual Minimum Liquidity: [ ]

Requirement: maintain on a consolidated basis the Minimum Liquidity (as defined in the Corporate Guarantee).

Satisfied [YES] : [NO]

(3)	Minimum Liquidity under clause 8.9(b):

Actual Minimum Liquidity: [ ]

Requirement: maintain on a consolidated basis the Minimum Liquidity (as defined in the Loan Agreement).

Satisfied [YES] : [NO]

(4)	Interest Coverage

Actual Interest Coverage ratio: [ ]

Requirement: maintain a ratio of EBITDA to interest payable of not less than [2.0] [2.50] to 1.0.

Satisfied [YES] : [NO]

(5)	Security Value Maintenance

Actual Security Value/Security Requirement:

Requirement: Security Value is not less than the Security Requirement.

Satisfied [YES] : [NO]
3	We confirm that no Default is continuing [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

4	appendix 1 hereto contains a comprehensive list of all Group Members as at the date hereof and the jurisdictions in which they are incorporated and an up-to-date corporate structure chart for the Group;

5	the representations set out in clause 7 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all required authorisations have been obtained and are in full force and effect; and
[State any exceptions/qualifications to the above statements]

[Attach list of current Group Members and current corporate structure chart]
___________________________

Chief Financial Officer”;
(f)	With effect from the Effective Date, the definition and all references in the Principal Agreement to “this Agreement”, “hereunder” and the like and in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement;

(g)	with effect from the Effective Date, the definition “Security Documents” shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof as well as any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Bank under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement this Agreement and/or the Security Documents;

e.	with effect from the Effective Date, all references to definitions of “this Agreement”, “the Master Agreement” “hereunder” and the like and in the Security Documents to the “Loan Agreement” and “the Master Agreement” shall be construed as references to the Principal Agreement, or as the case may be, the Principal Master Agreement as amended and/or supplemented by this Agreement.

5.2	With effect from the Effective Date the provisions of the Principal Master Agreement shall be varied and/or amended and/or supplemented by inserting after the words “Party A (as lender)” in the last line of the definition of “Loan Facility” in Part 5, paragraph (e) of the Schedule to the Principal Master Agreement the words:

“and as further amended by a First Supplemental Agreement dated 15th June 2009, a Second Supplemental Agreement dated 28th June, 2010 both made between the Initial Borrowers, as Party B and the Bank, as Party A , a Third Supplemental Agreement dated 9th July 2010 and a Fourth Supplemental Agreement dated 13th August 2010 and a Fifth Supplemental Agreement dated 15th October, 2010, all made between the Borrower, as Party B and the Bank, as Party A.”.

6.	Entire agreement and amendment

6.1	The Principal Agreement, the Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

6.2	This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

7.	Continuance of Principal Agreement and the Security Documents

Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower and the other Security Parties shall continue and remain valid and enforceable.

8.	Continuance and reconfirmation of the Corporate Guarantee

The Corporate Guarantor hereby confirms that, notwithstanding the variation to the Principal Agreement contained herein, the provisions of the Corporate Guarantee executed by the Corporate Guarantor shall remain in full force and effect as guarantee of the obligations of the Borrower under the Principal Agreement as amended hereby and in respect of all sums due to the Bank under the Principal Agreement (as so amended) and the Security Documents.

9.	Fees and expenses

8.1	The Borrower and the Corporate Guarantor jointly and severally covenant and agree to pay and discharge all upon demand on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

8.2	The Borrower and the Corporate Guarantor jointly and severally covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

10.	Miscellaneous

10.1	The provisions of clause 15.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein save that notices or demands hereunder as regards the Borrower should be sent to such address or facsimile number as the Borrower have advised in writing to the Bank on the date of the Principal Agreement.

10.2	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Agreement.

11.	Entire Agreement and Amendment; Effect on Principal Agreement

11.1	The Principal Agreement, the Principal Master Agreement, the Security Documents and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the party or parties to be bound or burdened thereby.

11.2	Except to the extent that each of the Principal Agreement and the Principal Master Agreement is expressly amended or supplemented by this Agreement, all terms and conditions of the Principal Agreement remain in full force and effect. This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

11.3	No waiver of any such right, remedy or power, or any consent to any departure from the strict application of the provisions of this Agreement, the Loan Agreement, Principal Master Agreement or of any other Security Document shall in any way prejudice or affect the powers conferred upon the Bank under this Agreement, the Loan Agreement, Principal Master Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement, the Loan Agreement, Principal Master Agreement and the other Security Documents nor shall, any delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement, the Loan Agreement,

Principal Master Agreement and/or the other Security Documents or by law, impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower and/or any other Security Party, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

12.	Applicable law and Jurisdiction
This Supplemental Agreement shall be governed by and construed in accordance with English law. The provisions of clause 15.2 (Process Agent) as hereby amended, clause 16.1 (Law and Jurisdiction) and clause 16.2 (Submission to Jurisdiction) of the Principal Agreement shall extend and apply to this Supplemental Agreement as if the same were (mutatis mutandis) herein expressly set forth.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

EXECUTION PAGE
THE BORROWER

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
Grand Esmeralda Inc.,	)
of Liberia, in the presence of:	)

/s/ Panagiotis-Peter Kallifidas
Attorney-in-Fact

Witness: Name:	/s/ Efstratios Kalantzis Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation:	Attorney-at-law
THE CORPORATE GUARANTOR

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
NewLead Holdings Ltd.,	)
of Bermuda, in the presence of:	)

/s/ Panagiotis-Peter Kallifidas Attorney-in-fact

Witness: Name:	/s/ Efstratios Kalantzis Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation:	Attorney-at-law

THE APPROVED MANAGER

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
Newlead Bulkers S.A.,	)
of Liberia, in the presence of:	)

/s/ Panagiotis-Peter Kallifidas Attorney-in-Fact

Witness: Name:	/s/ Efstratios Kalantzis Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation:	Attorney-at-law
THE BANK

SIGNED by	)
Mrs. Stavroula Ydreou	)
and Mr. Athanassios Doudoulas	)
for and on behalf of	)
EFG EUROBANK ERGASIAS S.A.	)
in the presence of:	)

/s/ Stavroula Ydreou Attorney-in-Fact

/s/ Athanassios Doudoulas Attorney-in-Fact

Witness: Name:	/s/ Efstratios Kalantzis Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation:	Attorney-at-law